[LETTERHEAD OF MARCUM & KLIEGMAN LLP]




April 7, 2000




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

We have read Item 4 of Form 8-k dated March 22, 2000, of Detour Magazine, Inc. and are in agreement with the statements contained therein.

We understand that Detour Magazine, Inc. is under formal investigation by the Securities and Exchange Commission, as a result of this investigation it is possible that the Company may be restating its financial statements at and for the two years ending December 1998, to give effect the expenses of granting stock and options in December 1997 and 1998 to employees, consultants, officers and directors.

Our report (dated March 19, 1999, except for Note 12, which is dated April 14,
1999) on the balance sheet of Detour Magazine, Inc. as of December 31, 1998, and the related statements of operations, accumulated deficit and cash flows for the two years ended December 31, 1998 should have not be relied upon and has been withdrawn. Further, we have not been engaged to reaudit the 1997 and 1998 financial statements.


Very truly yours,

/S/ MARCUM & KLIEGMAN LLP

Marcum & Kliegman LLP